Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of December 27, 2017, by and between ARE-11025/11075 ROSELLE STREET, LLC, a Delaware limited liability company (“Landlord”), and TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant entered into that certain Lease Agreement dated as of November 5, 2013 (the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of the 11065 Building comprising approximately 17,227 rentable square feet and the 11075 Building comprising approximately 23,936 rentable square feet (collectively, the “Premises”), located at 11065 and 11075 Roselle Street, San Diego, California.  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to, among other things, extend the Term of the Lease through May 31, 2022 (the “Extended Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Term.  Notwithstanding anything to the contrary contained in the Lease, the Base Term of the Lease is hereby extended through the Extended Expiration Date.  Landlord shall have no obligation to provide any tenant improvement allowance or to construct any alterations to the Premises in connection with the extension of the Term through the Extended Expiration Date.  The Extended Expiration Date shall not operate to modify Landlord’s or Tenant’s respective repair and maintenance obligations under the Lease with respect to the Premises.

2.

Base Rent.  Tenant shall continue paying Base Rent as provided in the Lease through May 31, 2019.  Base Rent shall be increased on June 1, 2019, and on each subsequent June 1st through the Extended Expiration Date (each, a “Extended Term Adjustment Date”) by multiplying the Base Rent payable immediately before such Extended Term Adjustment Date by 3% and adding the resulting amount to the Base Rent payable immediately before such Extended Term Adjustment Date.

3.

Early Termination Right.  Tenant shall have the right, subject to the provisions of this Section 3, to terminate the Lease (“Termination Right”) with respect to the entire Premises only effective as of May 31, 2021 (“Early Termination Date”), so long as Tenant delivers to Landlord (a) a written notice (“Termination Notice”), of its election to exercise its Termination Right not later than June 1, 2020, and (b) within 5 business days after Tenant’s delivery of the Termination Notice to Landlord, an early termination payment of $419,177.48, which is equal to the Base Rent that would have been payable for the 4 month period following the Early Termination Date (collectively, the “Early Termination Payment”).  If Tenant timely and properly exercises the Termination Right and delivers the Early Termination Payment in accordance with this Section 3, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of the Lease on or before the Early Termination Date and Tenant shall have no further obligations under the Lease from and after the Early Termination Date except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.  Notwithstanding anything to the contrary contained herein, Tenant may only exercise its Termination Right pursuant to this Section 4 if Tenant concurrently exercises its Termination Right (as defined in the 11025/11035 Lease) pursuant to that certain Lease

Agreement between Landlord and Tenant dated as of March 7, 2012, pertaining to those certain premises more particularly described therein, as amended by that certain First Amendment to Lease dated as of April 24, 2012, as further amended by that certain Second Amendment to Lease dated as of July 31, 2012, as further amended by that certain Third Amendment to Lease dated as of November 5, 2013, and as further amended by that certain Fourth Amendment to Lease of even date herewith (the “11025/11035 Lease”).

4.	Amenities. Section 41 of the Lease is hereby deleted and replaced in its entirety with the following:

“41. The Alexandria Amenities.

a.Generally.  ARE-SD Region No. 17, LLC, a Delaware limited liability company (“The Alexandria Landlord”) has constructed certain amenities at the property owned by The Alexandria Landlord located at 10996 Torreyana Road, San Diego, California (“The Alexandria”), which include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of The Alexandria Landlord, (e) The Alexandria Landlord, (f) other affiliates of Landlord, The Alexandria Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (g) the tenants of such other affiliates of Landlord, The Alexandria Landlord and ARE, and (h) any other parties permitted by The Alexandria Landlord (collectively, “Users”).  Landlord, The Alexandria Landlord, ARE, and all affiliates of Landlord, The Alexandria Landlord and ARE may be referred to collectively herein as the “ARE Parties.”  The Alexandria Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, relating to the reconfiguration, relocation, modification or removal of any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.

b.License.  So long as The Alexandria and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available Amenities in common with other Users pursuant to the terms of this Section 41. Tenant shall be entitled to 2.5 passes to the fitness center located at The Alexandria per 1,000 rentable square feet of the Premises for use by employees of Tenant employed at the Premises.  If any employee of Tenant to whom a fitness center pass has been issued ceases to be an employee of Tenant at the Premises or any employee to whom an access card (which does not include a fitness center pass) has been issued ceases to be an employee of Tenant at the Premises, Tenant shall within a reasonable period following such employee’s change in status collect such employee’s pass or access card, as applicable, and deliver it to Landlord along with written notice of such employee’s change in status.

Tenant shall pay to Landlord a fixed fee during the Base Term (“Amenities Fee”), which Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Amenities.  As of the date of the First Amendment through May 31, 2018, the Amenities Fee shall be equal to $0.064 per rentable square foot of the Premises per month.  For the period commencing on June 1, 2018, through May 31, 2019, the Amenities Fee shall be equal to $0.066 per rentable square foot of the Premises per month.  Commencing on June 1, 2019, the Amenities Fee shall be equal to $0.12 per rentable square foot of the Premises per month.  Thereafter, on each subsequent June 1st during the Term, the Amenities Fee shall be increased by 3%.  If the Amenities in their entirety become materially unavailable for use by Tenant (for any reason other than a Default by Tenant under this Lease or the default by Tenant of any agreement(s) relating to the use of the Amenities by Tenant) for a period in excess of 30 consecutive days, then, commencing on the date that the Amenities in their entirety become materially unavailable for use by Tenant and continuing for the period that the Amenities in their entirety remain materially unavailable for use by Tenant, the Amenities Fee then-currently payable by Tenant shall be abated.

Operating Expenses shall not include costs (not including the Amenities Fee payable pursuant to this Section 41(b)) relating to The Alexandria and/or the Amenities, not including the cost of any ancillary services or items payable by Tenant in connection with its use of The Alexandria or the Amenities.  For the avoidance of any doubt, Tenant shall be obligated to pay for all services and items payable by Tenant pursuant to Section 41, any use agreements relating to Tenant’s use of The Alexandria and/or the Amenities and any other agreements executed by Tenant in connection with the use of The Alexandria and/or the Amenities, which services and items shall not be considered Operating Expenses.

c.Shared Conference Facilities.  Use by Tenant of the Shared Conference Facilities and restaurant at The Alexandria shall be in common with other Users with scheduling procedures reasonably determined by The Alexandria Landlord or The Alexandria Landlord’s then designated event operator (“Event Operator”).  Tenant’s use of the Shared Conference Facilities shall be subject to the payment by Tenant to The Alexandria Landlord of a fee equal to The Alexandria Landlord’s quoted rates for the usage of the Shared Conference Facilities in effect at the time of Tenant’s scheduling discounted by 30%.  Tenant’s use of the conference rooms in the Shared Conference Area shall be subject to availability and The Alexandria Landlord (or, if applicable, Event Operator) reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users.  Tenant hereby acknowledges that (i) Biocom/San Diego, a California non-profit corporation (“Biocom”) has the right to reserve the Shared Conference Facilities and any reservable dining area(s) included within the Amenities for up to 50% of the time that such Shared Conference Facilities and reservable dining area(s) are available for use by Users each calendar month, and (ii) Illumina, Inc., a Delaware corporation, has the exclusive use of the main conference room within the Shared Conference Facilities for up to 4 days per calendar month.

Tenant shall be required to use the food service operator designated by The Alexandria Landlord at The Alexandria (the “Designated Food and Beverage Operator”) for any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities.  As of the date of the Lease, the Designated Food and Beverage Operator is Farmer and Seahorse.  The Alexandria Landlord has the right, in its sole and absolute discretion, to change the Designated Food and Beverage Operator at any time.  Tenant may not use any vendors other than the Designated Food and Beverage Operator nor may Tenant supply its own food and/or beverages in connection with any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash.  If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.”  Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default.  The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200.  The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.).  In addition to the foregoing, Tenant shall be responsible for reimbursing The Alexandria Landlord or Landlord, as applicable, for all costs expended by The Alexandria Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Amenities, or The Alexandria caused by Tenant or any Tenant Party.  The provisions of this Section 41(c) shall survive the expiration or earlier termination of the Lease.

d.Restaurant.  Tenant’s employees that have been issued an access card to The Alexandria shall have the right, along with other Users, to access and use the restaurant located at The Alexandria.  The operator of the restaurant has agreed to provide Tenant’s employees possessing an access card with a 20% discount on certain food items (not including alcohol) purchased at the restaurant (on an individual basis and not with respect to entire tables or checks), which discount shall not be transferrable.

e.Rules and Regulations.  Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators  and any other third party vendors providing services to Tenant at The Alexandria.  Tenant shall use the Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any rules and regulations imposed by The Alexandria Landlord or Landlord from time to time and in a manner that will not interfere with the rights of other Users.  The use of Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by The Alexandria Landlord or the operator of the Amenities to be executed by all persons wishing to use such Amenities.  Neither The Alexandria Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Amenities.  Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Amenities or The Alexandria.

Tenant acknowledges and agrees that The Alexandria Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.

f.Waiver of Liability and Indemnification.  Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on The Alexandria.  Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria.  Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto The Alexandria, except to the extent caused by the gross negligence or willful misconduct of any ARE Parties.  The provisions of this Section 41 shall survive the expiration or earlier termination of the Lease.

g.Insurance.  As of date of the Amenities Commencement Date, Tenant shall cause The Alexandria Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Article 17 of the Lease.”

5.

Maintenance.  Notwithstanding anything to the contrary contained in the Lease, as of the date of this First Amendment, the maintenance and repair obligations for the Premises shall be allocated between Landlord and Tenant as set forth on Exhibit A attached hereto.  The maintenance obligations allocated to Tenant pursuant to Exhibit A (the “Tenant Maintenance Obligations”) shall be performed by Tenant at Tenant’s sole cost and expense.  The Tenant Maintenance Obligations shall include the procurement and maintenance of contracts, in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, for and with contractors reasonably acceptable to Landlord specializing and experienced in the respective Tenant Maintenance Obligations. Notwithstanding anything to the contrary contained herein, the scope of work of any such contracts entered into by Tenant pursuant to this paragraph shall, at a minimum, comply with manufacturer’s recommended maintenance procedures for the optimal performance of the applicable equipment.  Landlord shall, notwithstanding anything to the contrary contained in the Lease, have no obligation to perform any Tenant Maintenance Obligations. The Tenant Maintenance Obligations shall not include the right or obligation on the part of Tenant to make any structural and/or capital repairs or improvements to the Premises, and

Landlord shall, during any period that Tenant is responsible for the Tenant Maintenance Obligations, continue, as part of Operating Expenses, to be responsible, as provided in Section 13 of the Lease, for capital repairs and replacements required to be made to the Project.  If Tenant fails to maintain any portion of the Premises for which Tenant is responsible as part of the Tenant Maintenance Obligations in a manner reasonably acceptable to Landlord within the requirements of the Lease, Landlord shall have the right, but not the obligation, to provide Tenant with written notice thereof and to assume the Tenant Maintenance Obligations if Tenant does not cure Tenant’s failure within 15 days after receipt of such notice.

6.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Hughes Marino and Cushman & Wakefield.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Hughes Marino and Cushman & Wakefield, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment. Landlord shall be responsible for all commissions due to Hughes Marino and Cushman & Wakefield arising out of the execution of this First Amendment in accordance with the terms of a separate written agreement between Landlord, on the one hand, and Hughes Marino and Cushman & Wakefield, on the other hand.

7.

OFAC.  Tenant and, to the actual knowledge of Tenant, all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

8.

California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Tenant and reasonably acceptable to Landlord and without any testing that would damage the Premises,

Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 30 days after Tenant’s receipt of a detailed invoice therefor from Landlord.

9.	Miscellaneous.

a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

TANDEM DIABETES CARE, INC.,
a Delaware corporation

By: /s/ John Cajigas
Its: Chief Financial Officer

LANDLORD:

ARE-11025/11075 ROSELLE STREET, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:	ARE-QRS CORP., a Maryland corporation, general partner
By: /s/ Eric S. Johnson Its: Senior Vice President RE Legal Affairs

EXHIBIT A

Tenant Maintenance Obligations

| Maintenance Responsibilities | Tandem | ARE |
| --- | --- | --- |
| **Utilities** | | |
| Water - domestic & irrigation | | ✓ |
| Gas | ✓ | |
| Electric - interior & exterior | ✓ | |
| **Exterior / Site** | | |
| Landscaping | | ✓ |
| Pest control - exterior | ✓ | |
| Parking lot sweeping | | ✓ |
| Project security (nightly rounds) | | ✓ |
| Parking lot lighting | | ✓ |
| Exterior monument and footpath lighting | | ✓ |
| Landscape irrigation | | ✓ |
| Exterior window washing | | ✓ |
| Roof inspections | | ✓ |
| Domestic backflow preventor certification - Industrial / Domestic | | ✓ |
| Domestic backflow preventor certification - Fire | | ✓ |
| **Building Interior** | | |
| Cold Rooms | ✓ | |
| Autoclaves | ✓ | |
| Glassware washers | ✓ | |
| RO/DI laboratory water systems | ✓ | |
| Air compressors | ✓ | |
| Vacuum pumps | ✓ | |
| Laboratory gas distribution systems | ✓ | |
| Emergency eyewash and shower stations | ✓ | |
| Internal UPS units | ✓ | |
| Fire extinguisher inspection / certification | ✓ | |
| Fire sprinkler system | ✓ | |
| Fire alarm system (and phone lines) | ✓ | |
| Building HVAC equipment | ✓ | |
| Smoke fire dampers | ✓ | |
| Security | ✓ | |
| Access controls | ✓ | |
| CCTV (if applicable) | ✓ | |
| Janitorial - interior | ✓ | |
| I/R Testing of electrical systems | ✓ | |
| Emergency Generator | ✓ | |
| Environmental Monitoring | ✓ | |
| Trash & Recycling | | ✓ |